Exhibit 99.1

                           LONG BEACH MORTGAGE COMPANY

                              OFFICER'S CERTIFICATE
                         ANNUAL STATEMENT OF COMPLIANCE

      Reference is hereby made to Long Beach Mortgage Loan Trust 2005-WL2 Asset-Backed Certificates, Series 2005-WL2 (the "Securitization"). Long Beach Mortgage Company (the "Master Servicer") master services mortgage loans in connection with the Securitization (the "Mortgage Loans") pursuant to the terms of that certain Pooling and Servicing Agreement dated as of August 1, 2005 (the "Servicing Agreement") by and among Long Beach Securities Corp., as depositor, the Master Servicer, as master servicer, and Deutsche Bank National Trust Company, as trustee (the "Trustee"). Capitalized terms used herein but not defined shall have the meanings assigned to them in the Servicing Agreement.

      I, Donald E. Roden, an authorized officer of the Master Servicer, certify for the benefit of the Depositor, the Trustee, the NIMS Insurer and each Rating Agency with respect to the calendar year immediately preceding the date of this Officer's Certificate (the "Relevant Year"), as follows:

1. A review of the activities of the Master Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.

 DATED as of March 1, 2006.

                                              /s/: Donald E. Roden
                                              ----------------------------------
                                              Name:   Donald E. Roden
                                              Title:  Senior Vice President